Exhibit 99.2

FOR IMMEDIATE RELEASE

Willbros Announces Sale of Interests in Oman

HOUSTON, TX, JANUARY 7, 2013 — Willbros Group, Inc. (NYSE: WG) announced today that its subsidiary, Willbros International Finance & Equipment Limited, has signed a definitive Share Purchase Agreement and has completed the sale of all of the Company’s interests in Oman to Interserve Holdings Limited, a subsidiary of Interserve Plc, a U.K. company traded on the London Stock Exchange, (the “Buyer”). The Buyer purchased Willbros Middle East Limited, a subsidiary of Willbros that owns its interest in The Oman Construction Company. The all-cash transaction generated net proceeds to Willbros of over $36.0 million after transaction-related costs. The transaction was approved by the Boards of both Willbros Group and Interserve.

Randy Harl, President and Chief Executive Officer of Willbros, said, “This sale of our Oman operations supports our strategic plan to increase our focus on the robust North American markets for energy infrastructure and enables us to further reduce our debt obligations. We are continuing to examine other non-strategic asset sales and are making progress on the disposition of certain underperforming units.”

Willbros Group, Inc. is an independent contractor serving the oil, gas, power, refining and petrochemical industries, providing engineering, construction, turnaround, maintenance, life-cycle extension services and facilities development and operations services to industry and government entities worldwide. For more information on Willbros, please visit our web site at www.willbros.com.

This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including the potential for additional investigations and lawsuits; disruptions to the global credit markets; the untimely filing of financial statements; the global economic downturn; fines and penalties by government agencies; new legislation or regulations detrimental to the economic operation of refining capacity in the United States; the identification of one or more other issues that require restatement of one or more prior period financial statements; contract and billing disputes; the integration and operation of InfrastruX; the consequences the Company may encounter if it is unable to make payments required of it pursuant to its settlement agreement of the West African Gas Pipeline Company Limited lawsuit; the existence of material weaknesses in internal control over financial reporting; availability of quality management; availability and terms of capital; changes in, or the failure to comply with, government regulations; ability to remain in compliance with, or obtain waivers under, the Company’s loan agreements and indentures; the promulgation, application, and interpretation of environmental laws and regulations; future E&P capital expenditures; oil, gas, gas liquids, and power prices and demand; the amount and location of planned pipelines; poor refinery crack spreads; delay of planned refinery outages and upgrades; the effective tax rate of the different countries where the Company performs work; development trends of the oil, gas, power, refining and petrochemical industries; and changes in the political and economic environment of the countries in which the Company has operations; as well as other risk factors described from time to time in the Company’s documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

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	Michael W. Collier Vice President Investor Relations Willbros 713-403-8038	CONTACT: Connie Dever Director Investor Relations Willbros 713-403-8035

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